Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: William G. Cornely or
Terry E. George at (614) 356-5000

Dominion Homes Reports First Quarter 2007 Sales and Deliveries

DUBLIN, Ohio - April 6, 2007 - Dominion Homes, Inc. (NASDAQ: DHOM) reported the Company sold 218 homes, with a sales value of $43.5 million, during the three months ended March 31, 2007 compared to sales of 475 homes, with a sales value of $89.3 million, during the three months ended March 31, 2006.

The Company delivered 165 homes during the three months ended March 31, 2007 compared to 315 homes delivered for the same period a year ago. The backlog at March 31, 2007 was 319 sales contracts, with a sales value of $64.9 million, compared to 590 sales contracts, with a sales value of $118.2 million, at March 31, 2006.

The 218 homes sold during the first quarter of 2007 represents the Company’s best sales performance since the second quarter of 2006 and the 319 sales contracts in backlog at March 31, 2007 is a 20% increase over the 266 homes in backlog at December 31, 2006. The average sales price of homes in backlog at March 31, 2007 was approximately $203,500 compared to $200,300 at March 31, 2006, reflecting less discounting of the sales price of our homes.

The Company will announce its financial results for the first quarter of 2007 after the close of business on May 4, 2007.

Dominion Homes builds a variety of new homes and condominiums in Columbus, Ohio and Louisville and Lexington, Kentucky, which are differentiated by size, price, included features and available options. The Company’s community development and home building philosophy focuses on providing its customers with unsurpassed location, quality construction, brand name materials and customer service. The Company currently has 51 active communities in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its new homes is located on its website at www.dominionhomes.com.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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